Exhibit 10.56

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

This License Agreement is entered into as of this 3rd day of August, 2017 (the “Effective Date”), by and between Solid Biosciences, LLC, a company organized under the laws of Delaware and having an address at 161 First Street, Suite #300, Cambridge, MA 02142 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, certain Biological Material (as defined below) was developed in research conducted by Harvard researcher [**];

WHEREAS, Harvard is committed to the policy that ideas or creative works produced at Harvard should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest;

WHEREAS, Licensee desires to obtain a non-exclusive license to use the Biological Material and associated Technology Transfer Material (as defined below) to produce Viruses (as defined below) and to use Viruses to manufacture Products for sale; and

WHEREAS, Harvard desires to grant such a license to Licensee in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below.

1.1.
“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.
1.2.
“Aggregate Consideration” means the amount equal to:
1.2.1
in the case of an Asset Sale, the sum of (a) all cash and the fair market value of all securities or other property transferred to Licensee or Licensee’s direct or indirect parent company at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of Licensee that are not discharged or assumed by the buyer (or its affiliates) in connection with the Asset Sale and (b) all cash and the fair market value of all securities and other property for Trailing Consideration payable to Licensee or Licensee’s direct or indirect parent company, when and if, actually paid; or
1.2.2
in the case of a Merger or Stock Sale, the sum of (a) all cash and the fair market value of all securities and other property transferred to the stockholders of Licensee or Licensee’s direct or indirect parent company (and any option holders or warrant holders) in return for their stock (or options or warrants) in Licensee or Licensee’s direct or indirect parent company at the time of the transaction and (b) all cash and the fair market value of all securities and other property transferred to the stockholders of Licensee or Licensee’s direct or indirect parent company (and any option holders or warrant holders) for Trailing Consideration payable to the holders of Licensee’s or Licensee’s direct or indirect parent company’s securities, when and if actually paid.

The valuation of any securities or other property shall be determined by reference to the operative transaction agreement for a respective Merger, Stock Sale or Asset Sale; provided that, if no such valuation is readily determinable from such operative transaction agreement, then for securities for which there is an active public market:

(a)
if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction; or
(b)
if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction.

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause (a) or (b) immediately above so as to reflect the approximate fair market value thereof.

For securities for which there is no active public market, the value shall be the fair market value thereof as either (a) determined in good faith by the board of directors of Licensee or Licensee’s direct or indirect parent company, as the case may be, (b) approved by

Harvard, such approval not to be unreasonably withheld or (c) determined by a third party appraiser appointed and paid for by Licensee.

1.3.
“Biological Material” means any material listed in Exhibit 1.3 to this Agreement, together with all progeny, mutants, replicates and derivatives (modified or unmodified) thereof; provided, however that in no event shall a Virus or a Product be deemed Biological Material.
1.4.
“Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.
1.5.
“Change of Control” means (a) a merger, share exchange or other reorganization in which Licensee (or its successor) is a constituent party (“Merger”), (b) the acquisition, in a single transaction or series of related transactions, by a person or entity or a group of related persons or entities, of a majority of the voting power of Licensee (or such successor) from persons holding (either directly or indirectly) securities of Licensee (or such successor) (“Stock Sale”), or (c) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of Licensee (or such successor) (or that portion of its assets related to the subject matter of this Agreement)(“Asset Sale”), in which, for each of (a), (b) and (c), the security holders of Licensee (or such successor) that control a majority of the voting power of Licensee (or such successor) prior to such transaction do not control, directly or indirectly, a majority of the voting power of the acquiring, surviving or successor entity, as the case may be; provided however, that (1) a transaction in which working capital is raised through the non-public issuance of equity in Licensee to investors shall not constitute a “Change of Control” and (2) Licensee’s merger, combination or other transaction with its direct or indirect parent company or other Affiliate of Licensee shall not constitute a “Change of Control”.
1.6.
“FDA” means the United States Food and Drug Administration.
1.7.
“Field” means the treatment of Duchenne Muscular Dystrophy.
1.8.
“Major Country” means the United States, Japan, Germany, Italy, Spain, France and the United Kingdom, or the European Union, as a whole.
1.9.
“Market Countries” means:
(a)
All current and future Organization for Economic Cooperation and Development (OECD) countries, presently consisting of Australia, Austria, Belgium, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Republic of Korea, Japan, Luxembourg, Mexico, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland, Turkey, the UK, and the United States; and
(b)
All current and future members of the European Union not otherwise members of the OECD; and

(c)
People’s Republic of China, India, Malaysia, Russian Federation, Singapore, and Taiwan.
1.10.
“Marketing Approval” means all approvals from the relevant Regulatory Authority of a Major Country necessary to market and sell a Product in such country or territory.
1.11.
“Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee or its Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Products; (c) customer freight, shipping, transportation, delivery, packaging and/or cost of insurance prepaid charges that are paid or actually allowed by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, use, value added or similar taxes, tariffs, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:
1.11.1
in any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and
1.11.2
in the event that an Invoicing Entity receives non-cash consideration for any Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business;
1.11.3
sales of Products to Public Sector entities in Non-Suit Countries for end use solely in Non-Suit Countries will not be deemed Net Sales; and
1.11.4
sales of Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Products to a third party purchaser.
1.12.
“Non-Royalty Income” means any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense or Strategic Partnership, including without limitation, fees, milestone payments, agreement maintenance fees, and other payments, but specifically excluding (a) royalties based on Net Sales, (b) amounts received from a Sublicensee or Strategic Partner to cover reasonable, fully-burdened costs incurred or to be incurred by Licensee in the performance of research or development activities after the Effective Date, (c) amounts received from a Sublicensee or Strategic Partner as reimbursement for out-of-pocket costs incurred by Licensee in the preparation, filing, prosecution and maintenance of the Patent Rights, or (d) consideration for the issuance of equity interests in Licensee to the extent the amount paid for such equity does not exceed its fair market value. If Licensee or its Affiliate receives non-cash consideration in connection with a Sublicense or Strategic Partnership, or in the case of transactions not at arm’s length, Non-Royalty Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business. To the extent Licensee receives compensation for both a grant of a Sublicense of rights to the Biological Material and/or the Technology Transfer Material under Section 2.1 and the grant of other rights or licenses to intellectual property other than a Sublicense of rights granted under Section 2.1, such compensation will be reasonably apportioned between that amount attributable to the Sublicense of rights under Section 2.1, which shall be deemed Non-Royalty Income, and that amount attributable to the grant of other rights or licenses in such other intellectual property, which shall be excluded from Non-Royalty Income, such apportionment to be reasonably agreed upon by the Parties.
1.13.
“Non-Suit Countries” means all countries other than Market Countries.
1.14.
“Product” means any product produced by a Virus or through the use of the Biological Material or Technology Transfer Material.
1.15.
“Public Sector” will include:
(a)
the sovereign government of a country;
(b)
agencies of the United Nations and the World Health Organization;
(c)
non-profit organizations which are members of the International Committee of the Red Cross and Red Crescent;
(d)
international charitable agencies (also known as Non-Governmental Agencies) including but not limited to Oxfam, Medecins Sans Frontieres, and so forth;
(e)
non-profit organizations substantially supported by philanthropic organizations including but not limited to the Bill and Melinda Gates Foundation, the Rockefeller Foundation and so forth, specifically including global product development and distribution public-private partnerships.
1.16.
“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Product, including, in the United States, the FDA.
1.17.
“Strategic Partner” means any entity that agrees to compensate Licensee or its Affiliate in exchange for: Licensee’s or its Affiliate’s practice of the Patent Rights and/or development of Products, on behalf of or in collaboration with such entity, including without limitation, for commercialization and development activities for Products. Any entity which meets the foregoing criteria, that also receives a Sublicense shall be considered a Sublicensee, and not a Strategic Partner, for the purposes of this Agreement.

1.18.
“Strategic Partnership” means any agreement with a Strategic Partner.
1.19.
“Sublicense” shall mean (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity (including strategic or development partnerships), under or with respect to or permitting any use or exploitation of the Biological Material and/or the Technology Transfer Material for the purpose of producing Viruses to be used in the production of Products, or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.
1.20.
“Sublicensee” shall mean any person or entity granted a Sublicense.
1.21.
“Technology Transfer Material” means the methods, protocols and other information listed in Exhibit 1.21 hereto.
1.22.
“Term” means the term of this Agreement as set forth in Section 6.1.
1.23.
“Third Party” means any person or entity other than Harvard, Licensee and Licensee’s Affiliates.
1.24.
“Trailing Consideration” means any payments due for any deferred or contingent aggregate consideration payable to Licensee, its direct or indirect parent company, or its security holders, as the case may be, with respect to an Asset Sale, Merger or Stock Sale, including, without limitation, any post-closing milestone payment, escrow or holdback of consideration.
1.25.
“Virus” means any virus produced by Licensee or a Sublicensee through use of the Biological Material that does not contain any Biological Material or any functional portion or functional fragment thereof.
2.
License.
2.1.
License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee a non-exclusive, royalty-bearing, worldwide license, sublicensable solely in accordance with Section 2.2, to use the Biological Material and the Technology Transfer Material solely to produce Viruses solely to make and sell Products for use in the Field.
2.2.
Sublicenses.
2.2.1
Sublicense Grant. Licensee will be entitled to grant Sublicenses to Third Parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.2; provided that in each case such grant is made (a) in conjunction with a license to technology owned or controlled by Licensee (other than the Biological Material and the Technology

Transfer Material) that is included in or useful for the making of Products, and (b) solely for the manufacture of Viruses solely to make and sell Products for use in the Field. Affiliates of Licensee shall be permitted to exercise such right as a Sublicensee only with Harvard’s prior written consent, not to be unreasonably withheld or delayed; and provided, further, that Licensee shall ensure that any such Affiliate complies with the terms of this Section 2.2.
2.2.2
Sublicense Agreements. Sublicenses shall be granted pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:
2.2.2.1
all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;
2.2.2.2
a section substantially the same as Article 5 of this Agreement, which also will state that the Indemnitees (as defined in Section 5.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;
2.2.2.3
a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part), any existing Sublicense agreement shall terminate to the extent of such terminated license; provided, however, that, for each Sublicensee, upon termination of the license, if the Sublicensee is not then in breach of the Sublicense agreement such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to obtain a direct license from Harvard on the same terms and conditions as set forth herein, which direct license shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement;
2.2.2.4
a provision clarifying that the Sublicensee shall only be entitled to sublicense its rights under such Sublicense agreement on the terms set forth in this Section 2.2; and
2.2.2.5
a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or other reorganization of the Sublicensee, or the sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.
2.2.3
Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement, redacted with respect to matters not relevant to Harvard’s interest, promptly after its execution (or promptly after the Effective Date with respect to Sublicense agreements entered into prior to the Effective Date). Harvard shall keep all such agreements and their terms confidential and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.
2.2.4
Breach by Sublicensee. During the term of this Agreement, Licensee shall be responsible for any breach of a Sublicense agreement by a Sublicensee that results in a material breach of this Agreement. Licensee may elect (a) to cure such breach in accordance with Section 6.2.2 of this Agreement or (b) to enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.
2.3.
Biological Material.
2.3.1
As between the parties hereto, subject to the the terms herein, including without limitation, the license granted to Licensee pursuant to Section 2.1 and any Sublicenses granted to Sublicensees pursuant to Section 2.2, all rights, title and interest in and to all Biological Material, and any intellectual property applying thereto, shall be owned solely and exclusively by Harvard.
2.3.2
Licensee shall not use Biological Material other than in accordance with the rights expressly granted to it hereunder. Except in connection with Sublicenses granted pursuant to Section 2.2, Licensee shall not sell or otherwise transfer any Biological Material to any third party.
2.3.3
The Biological Material is provided only for use in animals or in vitro. THE BIOLOGICAL MATERIAL SHALL NOT BE USED IN HUMANS.
2.3.4
Licensee shall inform Harvard’s Office of Technology Development (at 1350 Massachusetts Avenue, Richard A. and Susan F. Smith Campus Center, Suite 727, Cambridge, MA 02138, (617) 495-3067, Attn: Chief Technology Development Officer) of any Biological Material created by Licensee that is different from, and a modification to, the Biological Material listed in Exhibit 1.3, and upon Harvard’s request, shall provide samples of such material to Harvard.
2.3.5
As between the parties hereto, all right, title and interest in and to all Viruses, Products, and any intellectual property applying thereto or to the production thereof, shall be owned solely and exclusively by Licensee. For the avoidance of doubt, nothing herein prohibits or is intended to prohibit the use of Products in humans.
2.4.
No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Biological Material or Technology Transfer Material.
3.
Consideration for Grant of License.
3.1.
License Issuance Fee. Within thirty (30) days after the Effective Date, Licensee shall pay Harvard a non-refundable license issuance fee in the amount of [**]. Such license issuance fee shall be creditable against any royalty amounts payable under Section 3.3 below with respect to Products sold in calendar year 2017.
3.2.
License Maintenance Fee. Licensee shall pay Harvard a non-refundable annual license maintenance fee as follows: [**] for each (full or partial) calendar year prior to Marketing Approval; [**] for the first full calendar year after Marketing Approval; [**] for the second full calendar year after Marketing Approval; and [**] for the third full calendar year after Marketing Approval and each calendar year thereafter; provided, that if Licensee grants rights to the Biological Material and/or the Technology Transfer Material to a Sublicensee or a Strategic Partner, the annual maintenance fee payable to Harvard as set forth above shall thereafter be [**]. Each such annual maintenance fee shall be due and payable on January 2nd of the calendar year to which such fee applies. Each annual license maintenance fee shall be creditable against any royalty amounts payable under Section 3.3 below with respect to Products sold in the same calendar year that such annual license maintenance fee applies.
3.3.
Royalty on Net Sales. Licensee shall pay Harvard an amount equal to (i) [**] of Net Sales with respect to the first [**] of cumulative Net Sales, and (ii) [**] of Net Sales with respect to cumulative Net Sales in excess of [**].
3.4.
Non-Royalty Income Fee. Licensee will pay Harvard an amount equal to [**] of all Non-Royalty Income.
3.5.
Milestone Payments. With respect to each Product, Licensee will pay Harvard [**] within [**] after first [**] of such Product.
3.6.
Change of Control Payment. [**]
3.7.
Late Payment. Any payment by Licensee that is not paid on or before the date such payment is due under this Agreement will bear interest at the lower of (a) [**] per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.
3.8.
Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.
3.9.
Reporting. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Product-by-Product breakdown):
3.9.1
the number of units of Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter (with a Product-by-Product breakdown);
3.9.2
the gross amount billed or invoiced for Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

3.9.3
a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;
3.9.4
a detailed accounting of all Non-Royalty Income received during the applicable Calendar Quarter; and
3.9.5
the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

3.10.
Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Products, and all Non-Royalty Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 3.9. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 3.10 reveals an underpayment in excess of [**] in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 3.10 only once every year per audited entity and only with reasonable prior notice to the audited entity.
4.
Warranties; Limitation of Liability.
4.1.
Compliance with Law. Licensee represents and warrants that it will comply, and that it will ensure that its Affiliates comply, with all local, state and international laws and regulations relating to the Biological Material and to the development, manufacture, use, sale and importation of Viruses and Products. Without limiting the foregoing, Licensee represents and warrants that it will comply with all United States export control laws and regulations with respect to Biological Material and any Viruses and Products developed or made through the use thereof.
4.2.
Harvard Representations and Warranties. Harvard hereby represents and warrants to Licensee that Harvard has the authority to grant the license herein to the Biological

Material and the Technology Transfer Material and Harvard has not granted to any Third Party any rights that would conflict with this Agreement.
4.3.
No Warranty.
4.3.1
HARVARD MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE BIOLOGICAL MATERIAL. HARVARD MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE BIOLOGICAL MATERIAL, TECHNOLOGY TRANSFER MATERIAL, OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY VIRUS OR PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.
4.3.2
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, MATERIALS (INCLUDING BIOLOGICAL MATERIAL), GOODS, SERVICES, RIGHTS, TECHNOLOGY TRANSFER MATERIAL OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
4.3.3
ALL BIOLOGICAL MATERIAL IS EXPERIMENTAL IN NATURE AND SHALL BE USED WITH PRUDENCE AND APPROPRIATE CAUTION SINCE NOT ALL OF THEIR CHARACTERISTICS ARE KNOWN.
4.4.
Limitation of Liability.
4.4.1
Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 5, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.
4.4.2
Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.
5.
Indemnification and Insurance.
5.1.
Indemnity.
5.1.1
Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) by or owed to a third party, based upon, arising out of, or otherwise relating to the activities of Licensee and Sublicensees under this Agreement, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, the “Claims”); provided, however that Licensee’s indemnification obligations hereunder shall not apply to any Claim to the extent that it is attributable to the gross negligence or willful misconduct of any Indemnitee.
5.1.2
Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Any Indemnitee seeking indemnification hereunder shall promptly notify Licensee of such Claim; provided further that any failure of or delay in such notification shall not affect Licensee’s indemnification obligation unless and to the extent such failure or delay is materially prejudicial to Licensee. The Indemnitees shall provide Licensee, at Licensee’s expense, with reasonable assistance and full information with respect to such Claim and give Licensee sole control of the defense of any Claim. Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.
5.2.
Insurance.
5.2.1
Beginning at the time any Product is being commercially distributed or sold by Licensee, or by an Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [**] per incident and [**] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.
5.2.2
If Licensee elects to self-insure all or part of the limits described above in Section 5.2.1 (including deductibles or retentions that are in excess of [**] annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.
5.2.3
Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within thirty (30) days after such notice, Harvard shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.
5.2.4
Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Product is being commercially distributed or sold by Licensee, or an Affiliate or agent of Licensee; and (b)

a reasonable period after the period referred to in (a) above which in no event shall be less than [**].
6.
Term and Termination.
6.1.
Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 6, shall continue in full force and effect for fifteen (15) years thereafter (the “Initial Term”). After the Initial Term, this Agreement shall renew for successive three-year periods (the Initial Term and such period, the “Term”) unless either Party gives the other Party written notice of its desire to terminate the Agreement no less than sixty (60) days prior to the expiration of the Initial Term or any applicable successive period during the Term.
6.2.
Termination.
6.2.1
Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Harvard.
6.2.2
Termination for Default.
6.2.2.1
In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.
6.2.2.2
If Licensee defaults in its obligations under Section 5.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein and fails to cure that default within thirty (30) days after receiving written notice thereof, Harvard may terminate this Agreement immediately upon written notice to Licensee.
6.2.3
Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.
6.3.
Effect of Termination.
6.3.1
Termination of Rights. Upon any termination or expiration of this Agreement, (a) the rights and licenses granted to Licensee under Article 2 shall terminate, (b) all rights in and to and under the Biological Material and Technology Transfer Material will revert to Harvard and, subject to Section 6.3.2, neither Licensee nor its Sublicensees may make any further use or exploitation of any Biological Material or Technology Transfer Material and (c) any existing Sublicense shall terminate; provided, however, that, for each Sublicensee, upon termination of the license, if the Sublicensee is not then in breach of the Sublicense agreement such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to obtain a direct license from Harvard on the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement. Furthermore, in the event of any termination or expiration of this Agreement, Licensee shall destroy, and shall cause its agents and Sublicensees to destroy, all Biological Material under their control or in their possession.
6.3.2
Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 6.2), Licensee and its Sublicensees (a) may sell Products then in stock and (b) may complete the production of Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall maintain insurance in accordance with the requirements of Section 5.2.
6.4.
Survival. The parties’ respective rights, obligations and duties under Articles 4, 5 and 7 and Sections 2.2.2.3 (but only with respect to a Sublicensee’s right to obtain a direct license from Harvard), 2.3, 3.1, 3.6, 6.3, 6.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.
7.
Miscellaneous.
7.1.
No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 7.1 shall be null and void and of no legal effect.
7.2.
Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.
7.3.
Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.
7.4.
Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 7.4:

If to Licensee (invoices only):	Solid Biosciences, LLC 161 First Street, Suite #3A Cambridge, MA 02142
Fax: Email: Phone: Attn:

If to Licensee (all other notices):	Solid Biosciences, LLC 161 First Street, Suite #3A Cambridge, MA 02142 Fax: Email: Phone: Attn:

If to Harvard:	Office of Technology Development
Harvard University 1350 Massachusetts Avenue Cambridge, Massachusetts 02138
Fax:

Attn.:

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

7.5.
Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.
7.6.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
7.7.
Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
7.8.
Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.
7.9.
Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
7.10.
No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.
7.11.
Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 7.11 shall be null and void and of no legal effect.
7.12.
Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
7.13.
Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.
7.14.
Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College	Solid Biosciences, LLC

By: /s/ Jordan B. Grant	By: /s/ Ilan Ganot

Name: Jordan B. Grant	Name: Ilan Ganot

Title: Director of Technology Transactions Office of Technology Development Harvard University	Title: CEO

Solid Biosciences, LLC Materials License – Signature Page